Exhibit 23.2

When the reverse stock split referred to in note 2 of the notes to the Consolidated Financial Statements has been consummated, we will be in a position to render the following consent.

/s/ KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MacDermid, Incorporated:

We consent to the use of our report dated March 7, 2012, except as related to note 23 to the Consolidated Financial Statements, which is as of             , 2012, with respect to the consolidated balance sheets of MacDermid, Incorporated and subsidiaries, as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Hartford, Connecticut

June 4, 2012